Exhibit 3.8(i)

[STAMP]

ARTICLES OF INCORPORATION

OF

NEWCO INDUSTRIES, INC.

The undersigned natural person of the age of more than twenty-one years does make and acknowledge these Articles of Incorporation for the purpose of forming a business corporation under and by virtue of the laws of the State of North Carolina.

ARTICLE I

The name of the corporation is NEWCO INDUSTRIES, INC.

ARTICLE II

The period of duration of the corporation is perpetual.

ARTICLE III

The purpose for which the corporation is organized is to engage in any lawful act or activity for which corporations may be organized under Chapter 55 of the North Carolina General Statutes.

ARTICLE IV

The aggregate number of shares which the corporation shall have authority to issue is 1,000,000 common shares with each share having a par value of $0.10.

ARTICLE V

The minimum amount of consideration to be received by the corporation for its shares before it shall commence business is $1,000 in cash or property of equivalent value.

ARTICLE VI

The address of the initial registered office of the corporation in North Carolina is Suite 650, Forum VI, Friendly Center, Guilford County, North Carolina, and the name of the initial registered agent at such address is Coak J. May.

ARTICLE VII

The number of directors constituting the initial board of directors shall be four, and the names and addresses of the persons who are to serve as directors until the first meeting of the shareholders or until their successors are elected and qualified are:

Name	Address
Fred L. Proctor, Sr.	Suite 650, Forum VI Friendly Center Greensboro, Guilford County, N.C. 27408

Lamar Beach	Suite 650, Forum VI Friendly Center Greensboro, Guilford County, N.C. 27408

Coak J. May	Suite 650, FORUM VI Friendly Center Greensboro, Guilford County, N.C. 27408

William A. Fisher III	c/o Wheat First Securities First Center Building Forsyth County Winston Salem, N.C. 27104

Edward K. Crawford	c/o Wheat First Securities First Center Building Forsyth County Winston Salem, N.C. 27104

R. Edward Morrisette, Jr.	c/o Wheat First Securities 707 E. Main Street Richmond, VA 23219

C. Allen Foster	Suite 644, FORUM VI Friendly Center Greensboro, Guilford County, N.C. 27408

ARTICLE VIII

The name and adress of the incorporator is:

Name	Address
C. Allen Foster	Suite 644, Forum VI Friendly Center Greensboro, Guilford County, N.C. 27408

ARTICLE IX

No shareholder of the corporation shall have any preemptive rights with regard to the issuance and/or sale of additional shares of the corporation or options thereon or securities convertible into shares of the corporation.

IN WITNESS WHEREOF, I have hereunto set my hand and seal, on this the 21st day of December 1983.

/s/ C. Allen Foster	(SEAL)
C. Allen Foster

STATE OF NORTH CAROLINA

COUNTY OF GUILFORD

If Jean M. Davies a Notary Public of said County and State, do hereby certify that C. Allen Foster personally appeared before me this day and acknowledged the due execution of the foregoing instrument.

Witness my hand and notarial seal, this the 21 day of December, 1983.

[STAMP]

My Commission Expires: December 9, 1985